PRESS RELEASE

Contacts:
John R. Shaw
Vice President, Marketing
858.513.4600
jshaw@miteksystems.com

Mitek Systems Elects New Board Member and Appoints New CFO to Support Growth Plans

POWAY, Calif., May 25, 2005 - Mitek Systems, Inc. (OTCBB: MITK; www.miteksystems.com), a leading provider of automated identity verification and intelligent recognition software, today announced the election of Vinton P. Cunningham as a member of the Company’s Board of Directors and the appointment of Tesfaye Hailemichael to the position of Chief Financial Officer.

Mr. Cunningham served most recently as Chief Financial Officer of EdVision Corporation. Prior to that, he was Chief Operating Officer and Chief Financial Officer of Founders Club Golf Company, Chief Financial Officer and Treasurer of Superior Farming Company, Chief Financial Officer of Rawlings Sporting Goods Company, and Chief Financial Officer of Columbia Yacht Corporation. He began his career as a Certified Public Accountant with Arthur Andersen & Co. Mr. Cunningham received his Bachelor of Science in Accounting from the University of Southern California. The Company’s Board has determined that Mr. Cunningham is an “audit committee financial expert,” under Section 407 of the Sarbanes-Oxley Act of 2002, and the Board’s Audit Committee has elected Mr. Cunningham as its Chairman.

Mr. Hailemichael assumes the Chief Financial Officer position from John M. Thornton, who continues as Director and Chairman of the Board for the Company. Mr. Hailemichael was most recently Chief Financial Officer of Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading designer and distributor of energy storage and micro-electronic products, where he was responsible for financial planning, public reporting, accounting, bank relations, Sarbanes-Oxley compliance, and information technology. Prior to Maxwell, he was Chief Financial Officer of Raidtec Ltd., Chief Operating Officer of Transnational Computer Technology, Chief Financial Officer of Dothill Systems (NASDAQ: HILL), and Chief Financial Officer of Omnitec Medical Corporation. He also served as a member of the Board of Director at Volution Inc. from 1987 to 2003, a privately-held provider of machine vision products. Mr. Hailemichael received his Masters degree in Accounting from Catholic University and his Bachelor of Science in Accounting from Bowie State College.

“I am pleased to welcome Vinton to our Board of Directors and Tesfaye to our management team,” Mitek's President and CEO James B. DeBello said. “Vinton is a seasoned financial expert who will add tremendous depth to our Board deliberations and interaction with our auditors. Tesfaye brings proven operating experience in strategy, planning and internal controls. With their addition, we have added tremendous financial expertise to continue executing our growth plan. ”

About Mitek Systems
Mitek Systems (OTC: MITK) is an established global leader in advanced image recognition software used by financial institutions for identity verification and document processing. Sold to partners and directly to end users, the Company’s software is used in the processing of over 8 billion transactions per year. For more information about Mitek Systems, contact the company at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit www.miteksystems.com.

Forward-Looking Statement Disclosure
With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to future prospects for Mitek’s growth. Actual results could differ from such forward-looking statements. There can be no assurance that Mitek will achieve results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc.